EXHIBIT INDEX


(h)(8) Amendment and Restated Fee Waiver Agreement, dated April 1, 2005, between American Express Financial Corporation, American Express Client Service Corporation and AXP Partners Small Cap Growth Fund.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.